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                                  EXHIBIT 10.44

                         EXECUTIVE EMPLOYMENT AGREEMENT


          THIS EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement") is dated this 11th day of May, 2000 between Indianapolis Life Insurance Company, an Indiana mutual life insurance company (the "COMPANY") and LARRY R. PRIBLE (the "OFFICER").

                                    RECITALS

     A. The OFFICER is currently employed by the COMPANY as Chairman, Chief Executive Officer, and President of the COMPANY.

     B. The COMPANY has entered into a Combination and Investment Agreement with AmerUs Life Holdings, Inc. and American Mutual Holding Company (collectively, with their successors, "AmerUs"), as a result of which the COMPANY will become a wholly-owned subsidiary of AmerUs. In connection with this planned affiliation, the COMPANY and AmerUs have reached certain understandings with respect to the integration, operation and leadership of AmerUs and the COMPANY after the Closing (as defined below). These understandings are described in Attachment A to this Agreement.

     C. The COMPANY and AmerUs desire that the OFFICER remain employed by the COMPANY through and after the closing of the combination described in Section
3.1 of the Combination and Investment Agreement (the "Closing"), and the OFFICER desires to remain so employed, in accordance with the terms of this Agreement and the understandings described in Attachment A.

     D. The COMPANY and its Board of Directors desire to provide the OFFICER with employment arrangements with the COMPANY that the Board has determined will encourage





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attention and dedication to the COMPANY by the OFFICER as a member of the
COMPANY's management and will be in the best interests of the COMPANY and its policyholders (and, after the Closing, AmerUs' shareholders). The OFFICER is willing to be employed by the COMPANY on the terms and conditions provided in this Agreement and, in addition, after the Closing, the understandings described in Attachment A. Accordingly, the parties agree as follows:

                             I. TERMS OF EMPLOYMENT

     A. Term of Employment. The term of employment of the OFFICER by the COMPANY pursuant to this Agreement will commence on the date of this Agreement (the "Effective Date") and shall continue until the OFFICER's employment is terminated by either party as provided in Section III(A).

     B. Position and Duties. Prior to the Closing, the OFFICER shall serve as Chairman, President and Chief Executive Officer of the COMPANY. After the Closing, the OFFICER shall serve as President and Chief Executive Officer of the COMPANY and Vice Chairman of AmerUs. The OFFICER shall have such responsibilities, duties and authority, commensurate with his position, as may from time to time be assigned to the OFFICER by the COMPANY and, after the Closing, by AmerUs, consistent with the provisions of this Agreement and, after the Closing, the understandings set forth in Attachment A. The OFFICER shall devote substantially all the OFFICER's time, energy and skill during reasonable business hours to the service of the COMPANY. The OFFICER's office shall be located at the COMPANY's home office which shall be located in the metropolitan area of Indianapolis, or as OFFICER and COMPANY may otherwise agree.




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     C.   Compensation and Related Matters.

          1. Salary. During the period of the OFFICER's employment, the COMPANY shall pay the OFFICER an annual salary at a rate of $527,840 per year, such salary to be paid in substantially equal installments twice monthly. The base salary will be reviewed annually and shall be subject to change in February of each year of this Agreement at the discretion of the Executive Committee of the COMPANY'S Board of Directors (and, after the Closing, the AmerUs Board of Directors), taking into account the OFFICER's performance of the OFFICER's duties during the preceding year and other relevant factors.

          2. Bonus. In addition to salary as provided under Section I(C)(1), the COMPANY agrees to pay the OFFICER an annual bonus, if earned, as provided under any then applicable annual incentive plan then in effect for senior level officers. In addition, prior to the Closing, the COMPANY, by action of its Board of Directors, will approve a bonus plan for certain senior officers of the COMPANY to become effective at and contingent upon the Closing having occurred, pursuant to which the OFFICER will be eligible for a one-time lump sum cash bonus based on the average closing price of AmerUs shares of stock during the first ten trading days following the Closing and determined as follows:

                                                Bonus as a Percentage
             Price of AmerUs                    Of Salary Provided in
             Stock Per Share                      Section I(C)(1)
             ---------------                    ---------------------
            Under $21                                    20%
            $21.00 through $23.00                        25%
            $23.01 through $25.00                        30%
            $25.01 though $27.00                         35%
            $27.01 or More                               40%



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     This bonus will be payable within fifteen business days following the
     Closing if this Agreement is then in effect subject to whatever additional terms and conditions are contained in the bonus plan approved by the Board of Directors of the COMPANY.

          3. Benefits. The OFFICER shall be entitled to participate in or receive benefits under any employee benefit plan, arrangements or perquisite made available by the COMPANY now or in the future to its employees, officers and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans, arrangements and perquisites. These plans currently include but are not limited to:

     -    Annual incentive plan (AIP)
     -    Long term incentive program, if any
     -    Deferred Compensation
     -    Shadow 401(k) Plan
     -    Officer Physical Examinations
     -    Excess Retirement Benefit
     -    Reserved Parking

          The COMPANY will obtain commitments from AmerUs pursuant to which (1) effective promptly after the Closing, the OFFICER will become a participant in AmerUs' stock option plan for senior executives of AmerUs and its subsidiaries, and (2) pursuant to that plan, within 30 days of the Closing, AmerUs will issue to the OFFICER options to purchase no less than 100,000 shares of AmerUs stock.

          The OFFICER and the COMPANY agree that the provisions of the COMPANY's current Long-Term Incentive Plan ("LTIP") applicable to the OFFICER will be amended so that, contingent on the Closing having occurred, the "growth factor" (as defined in the LTIP) applicable to the OFFICER's benefits under the LTIP for calendar year 2000 will





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     be tied to the price of AmerUs stock. The "growth factor" for calendar year
     2000 will be based on the average closing price of AmerUs shares of stock during the first ten trading days following the Closing and determined as follows:

           Price of AmerUs                    Growth Factor for Calendar
           Stock Per Share                            Year 2000
           ---------------                    --------------------------

           Under $21                                      10%
           $21.00 through $23.00                          12%
           $23.01 through $25.00                          14%
           $25.01 though $27.00                           16%
           $27.01 or More                                 18%

     The "growth factor" for calendar year 2000 provided in this Section I(C)(3) will be in lieu of the "growth factor" otherwise provided in the LTIP. For subsequent years, the "growth factor" provided in the LTIP will be used.

          Nothing paid to the OFFICER under any plan, arrangement or perquisite presently in effect or made available in the future shall be deemed to be in lieu of the salary and other compensation payable to the OFFICER pursuant to Section I(C)(1). Any payments or benefits payable to the OFFICER hereunder with respect to any year during which the OFFICER is employed for less than the entire year, unless otherwise provided in the applicable plan or approved by the Executive Committee of the COMPANY'S Board of Directors, shall be prorated in accordance with the number of days in such year during which the OFFICER is so employed.

          D. Separation Benefit Agreement. Effective as of the date of this Agreement, the Separation Benefit Agreement (also known as the Termination Agreement or the Separation Benefit Plan for Officers) between the OFFICER and the COMPANY is hereby terminated.



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                                 II. DEFINITIONS

          A.   Company. "COMPANY" means Indianapolis Life Insurance Company.

          B. Change of Control. Until the day after the Closing, a "Change of Control" shall be deemed to have occurred if any of the following occurs:

               1. the COMPANY consummates an affiliation with another insurance company under a mutual holding company or similar structure; or

               2. (a) the policyowners (or if applicable, the shareholders) of the COMPANY approve a transaction providing for: (i) the merger, consolidation or other combination of the COMPANY with another corporation (other than a wholly-owned subsidiary) where the COMPANY is not the surviving or controlling entity; (ii) the sale of all or substantially all of the assets of the COMPANY; or (iii) the liquidation or dissolution of all or substantially all of the assets of the COMPANY; and (b) the transaction so approved is subsequently closed; or

               3. the COMPANY is demutualized or a third party person, including a "group" as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act"), becomes the beneficial owner, directly or indirectly, of 25% or more of the combined voting power of the COMPANY's outstanding voting securities ordinarily having the right to vote for election of directors of the COMPANY; or

               4. individuals who constitute the Board of Directors of the COMPANY as of the Effective Date (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the Effective Date whose election, or nomination for election by the COMPANY's policyowners (or, if applicable, shareholders), was approved by a vote of at least a



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

         majority of the directors comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the COMPANY), shall be, for the purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or


               5. a majority of the Board otherwise determines that a Change of Control shall have occurred.

          Beginning as of the day following the Closing, a "Change of Control" shall be deemed to have occurred if any Person (as defined in the following sentence), other than AmerUs and its subsidiaries and any employee benefit plans thereof, acquires beneficial ownership (as defined in Rule 13d-3 of the Securities Exchange Act of 1934) of more than 25% of the shares of stock of AmerUs that are entitled to elect the Board of Directors of AmerUs. For purposes of the preceding sentence, the term "Person" means any individual, partnership, joint venture, firm, operation, association, trust, or other entity, including a group as such term is used in Section 13(d)(c) of the Securities Exchange Act of 1934.

          C. Cause. For the purposes of this Agreement, the COMPANY shall have "Cause" to terminate OFFICER's employment hereunder only upon:

               1. the willful and continued failure by the OFFICER to substantially perform the OFFICER's duties with the COMPANY after a written demand for substantial performance is delivered to the OFFICER by the Board. Such demand shall specifically identify the manner in which the Board believes that the OFFICER has not substantially performed the OFFICER's duties; or




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               2. the willful engaging by the OFFICER in "Misconduct" materially and demonstrably injurious to the COMPANY. As used in this Agreement, Misconduct shall include, but is not limited to:

          -    theft or embezzlement
          -    destruction or misuse of COMPANY property
          -    any crime against the COMPANY
          - commission of crimes on COMPANY property such as assault, battery, theft from a co-worker
          - serious disruption of the work environment including but not limited to fighting, drunkenness, harassment of fellow employees and insubordination
          -    possession, use or sale of illegal drugs on COMPANY property
          -    possession or use of firearms on COMPANY property
          -    falsification of employment application
          -    unauthorized disclosure of confidential information

          D. Good Reason. For purposes of this Agreement, "Good Reason" shall mean, without the employee's express consent, the occurrence within two (2) years after a Change of Control of the COMPANY of any one or more of the following:

               1. other than changes in duties and responsibilities associated with a promotion, the assignment to the OFFICER of any duties inconsistent with, or a diminution of, the OFFICER's position, duties, responsibilities and status with the COMPANY (except as otherwise expressly provided in Section I(B) or, after the Closing, anything in Attachment A that applies to OFFICER) on the day immediately prior to a Change of Control of the COMPANY or any removal of the OFFICER from, or any failure to reelect the OFFICER to such position;

               2. a reduction by the COMPANY or AmerUs in the OFFICER's base salary in effect on the day immediately prior to a Change of Control of the COMPANY;

               3. the material reduction by the COMPANY or AmerUs in award opportunity levels available to the OFFICER under all bonus and incentive plans, in the




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          aggregate, in which the OFFICER is eligible to participate, except that Section II(D)(3) shall not include changes in award opportunity levels available to OFFICER so long as such changes are made as part of a change in such bonus or incentive plans affecting similarly situated officers of the COMPANY or AmerUs as a whole;

               4. the COMPANY or AmerUs requiring the OFFICER to be based at an office location other than in or around the Indianapolis metropolitan area;

               5. the failure of a successor to the COMPANY to assume and agree to perform this Agreement;

               6. any material breach by the COMPANY of any provision of this Agreement;

               7. a material departure, after the Closing, without the OFFICER's prior written consent, from the understandings described in Attachment A;

               8. the failure of the OFFICER to be elected Vice Chairman of AmerUs following the Closing;

               9. the failure of the OFFICER to be elected to the Board of Directors of AmerUs following the Closing; or

               10. after the Closing, the failure of AmerUs to issue stock options to the OFFICER in accordance with Section I(C)(3), or the failure of AmerUs to fulfill any other obligations under this Agreement.

     Notwithstanding the foregoing, "Good Reason" shall not include any job changes incidental to pending voluntary retirement by the OFFICER or disability of the OFFICER.



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                         III. TERMINATION OF EMPLOYMENT

          A. Termination. During the term of this Agreement, the OFFICER's employment may be terminated by either party with thirty (30) days written notice. Notice of termination shall not be required if the termination is for Cause. The notice shall indicate reason for termination and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the OFFICER's employment.

          B. Benefits upon Retirement by the OFFICER. Upon Retirement by the OFFICER, the COMPANY shall pay an Enhanced Retirement Benefit as follows:

               1. Monthly Benefit. If Retirement occurs at or after the OFFICER reaches age 65, the monthly benefit shall be equal to 1/12 of an amount equal to seventy-five percent (75%) of the OFFICER's final base salary (determined as of the OFFICER's termination date) ("Base Salary"). For Retirement before the OFFICER reaches age 65, the monthly benefit shall be subject to the standard actuarial reduction factors set forth in the Indianapolis Life Insurance Company Employees' Pension Plan, provided that the monthly benefit shall never be less than 1/12 of an amount equal to 50% of Base Salary. This monthly benefit is subject to reduction under Section III(B)(3) and
          (4).

               2. Benefits Upon the OFFICER's Death. The Enhanced Retirement Benefit payable under this Section III(B) shall continue for the life of the OFFICER. After the OFFICER's death, if the OFFICER's spouse survives him, the benefit payments under this Section III(B) shall continue to the OFFICER's spouse until her death, in the same monthly amount that was payable to the OFFICER as of the first day of the month in which his death occurred, but if and only if, at the time of his death, (a) the OFFICER was receiving his benefits under the COMPANY's Pension Plan in the form of a joint and




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          100% survivor annuity with his spouse as contingent annuitant; or (b)
          the OFFICER had not yet begun drawing benefits under the COMPANY's Pension Plan.

               3. Effect of Defined Benefit Plans. Beginning as of the first day of the first month in which the OFFICER is entitled to draw a pension benefit under any defined benefit portion of the COMPANY's Pension Plan (as defined in Section III(B)(5)), the monthly benefit described in Section III(B)(1) shall be reduced by the amount of the monthly benefit that the OFFICER is then entitled to draw (in the form of a joint and 100% survivor annuity, if the OFFICER is then married, or in the form of a single life annuity, if the OFFICER is then unmarried) under the COMPANY's Pension Plan, irrespective of whether the OFFICER elects to begin drawing benefits under the Pension Plan. If the OFFICER does not begin drawing benefits under any defined benefit portion of the COMPANY's Pension Plan on the earliest date on which he is entitled to begin drawing them, then, as of the first day of the month in which he begins drawing benefits from the COMPANY's Pension Plan, the amount of the reduction applicable under this Section III(B)(3) shall be increased to equal the amount of the monthly benefit that the OFFICER draws under the COMPANY's Pension Plan. Notwithstanding the foregoing, in the event the COMPANY's Pension Plan is terminated, an offset shall still be calculated based on the OFFICER's age 65 accrued benefit as of the plan termination date (including any increase in his accrued benefit from an allocation of excess assets) adjusted for early payment based on the COMPANY's Pension Plan actuarial reduction factors to the date that payment is to commence under Section III(B)(1).

               4. Effect of Defined Contribution Plans. Beginning as of the first day of the first month in which the OFFICER is entitled to draw a retirement benefit under any




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          defined contribution portion of the COMPANY's Pension Plan (as defined in Section III(B)(5)), the monthly benefit described in Section III(B)(1) shall be further reduced by the Monthly Base Amount. The "Monthly Base Amount" is an amount calculated by (i) crediting with an 8% per annum compound interest rate through the Retirement date the maximum amount that the COMPANY would be permitted to contribute in the aggregate to the OFFICER's accounts under such plans after the Closing, assuming the OFFICER has made the maximum permitted deferral; and (ii) then determining the monthly amount that would be payable under a net single premium joint and 100% survivor annuity purchased on the retirement date with the amount calculated under clause(i), with an initial payment on the retirement date, which utilizes the method of determining assumptions present in the Indianapolis Life Insurance Company Employees' Pension Plan.

               5. Definitions. For purposes of this Section III(B), the term "Pension Plan" means the combination of the Indianapolis Life Insurance Company Employees' Pension Plan (which is a qualified defined benefit pension plan) and the Indianapolis Life Insurance Company Excess Benefit Plan (which is an unfunded plan of deferred compensation for a select group of management and highly compensated employees), together with any successor or replacement plans, including any defined contribution plan, in which the OFFICER may participate from time to time. The term "Retirement" means termination of the OFFICER's employment with the COMPANY, for any reason, after he has reached age 53, except that the term "Retirement" does not include termination by the COMPANY for Cause.





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               6. General Creditor. The OFFICER's interest in the Enhanced
          Retirement Benefit payable under this Section III(B) shall be that of an unsecured general creditor of the COMPANY, with no secured or preferential right to any assets of the COMPANY or any other party. Any property held by the COMPANY for the purpose of generating cash flow for benefit payments shall remain its general, unpledged, and unrestricted assets. The COMPANY's obligations under this Section III(B) shall be an unfunded and unsecured promise to pay benefits in the future. At its discretion, the COMPANY may establish one or more trusts, with such trustees as the COMPANY's Board of Directors may approve, for the purpose of providing for the payment of benefits under this Section III(B). Whether or not such a trust is irrevocable, its assets shall at all times be subject to the claims of the COMPANY's general creditors in the event of the COMPANY's insolvency. To the extent that any benefits under this Section III(B) are paid from such a trust, the COMPANY shall have no further obligation to pay those benefits. Benefits not paid from the trust shall remain the COMPANY's obligation.

               7. Nonalienability. Rights to benefits payable under this Section III(B) are not subject in any way to anticipation, alienation, assignment, sale, transfer, pledge, or encumbrance.

          C. Benefits upon Termination for a Change of Control or Good Reason. If, after a Change of Control, the COMPANY terminates the OFFICER's employment without Cause, or the OFFICER terminates employment for Good Reason, the OFFICER, in lieu of any other separation benefits, shall be entitled to receive the following benefits as severance benefits and as compensation for the Covenants set forth in Section IV of this Agreement, provided that the OFFICER executes the waiver and release described in
     Section III(C)(6).




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          1.   Severance Pay. The COMPANY shall pay the OFFICER an amount equal to two (2) times the sum of (x) the OFFICER's then current annual salary pursuant to Section I(C)(1) hereof and (y) the greater of (i) the target bonus amount applicable to the OFFICER under the annual incentive plan in effect as of the date of this Agreement and (ii) the target bonus amount for that year as defined in the then applicable annual incentive plan. At the sole discretion of the COMPANY's Board of Directors, the benefit shall be paid to the OFFICER either as a lump sum payment within thirty (30) days after the effective date of termination or the benefit may be paid on regular pay days over twenty-four (24) months (effective as of the next regular pay day following the effective date of termination). In the event of the OFFICER's death before all payments under this paragraph have been made, the payments will be continued to the OFFICER's Spouse or, if no Spouse is living at the time of any such payment, such remaining payments will be made to the Estate of the deceased OFFICER.

          2.   Welfare Benefits.

          (a) Except as otherwise provided in Section III(C)(2)(b), for an eighteen (18) month period after the OFFICER's termination, the COMPANY will provide for continuation of medical/dental plan benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"). The OFFICER shall pay the monthly premiums for COBRA coverage; however, the COMPANY shall pay the OFFICER a $250 cash stipend per month toward such premium for the 18-month period following the OFFICER's termination (which amount may be paid in one lump sum or on a per-month basis at the COMPANY's option), thereby subsidizing such premium. This amount shall be




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     paid by the COMPANY whether or not the OFFICER elects to continue his COBRA benefits and whether or not the OFFICER receives medical benefits from another employer during such eighteen (18) month period. Notwithstanding the foregoing, in no event shall the OFFICER be provided the benefits described in Section III(C)(2)(a) after the OFFICER first becomes entitled to Medicare.

          (b) If, at the time of the OFFICER's termination, the OFFICER meets the eligibility requirements for the COMPANY's retiree medical benefits, the provision of those retiree medical benefits to the OFFICER will satisfy the COMPANY's obligation under Section III(C)(2)(a), and the provisions of the retiree medical benefits plan shall control over any contrary provisions of Section III(C)(2)(a).

          (c) For a twenty-four (24) month period after such termination, in addition to the medical benefits described in Section III(C)(2)(a) and (b), the COMPANY will arrange to provide the OFFICER with life insurance benefits that are the same or substantially similar to the life insurance benefits the OFFICER was receiving on the day immediately prior to termination. The OFFICER shall contribute to the cost of these benefits to the same extent that such contributions were required for the benefit prior to termination. In no event shall the OFFICER be provided the benefits described in Section III(C)(2)(c) after the OFFICER's Normal Retirement Date (as defined in the Indianapolis Life Insurance Company Employees' Pension Plan, as in effect on the date of the Agreement) unless the Officer is eligible for retiree life insurance coverage under the COMPANY's





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     welfare benefit plans, in which case the OFFICER will be entitled to retiree life insurance coverage in accordance with the terms of the applicable plan.

          3. Out Placement Services. The OFFICER shall be provided with out placement services at the expense of the COMPANY commensurate with those provided to terminated officers of comparable level and made available through and at the facilities of a reputable and experienced vendor.

          4. Enhanced Retirement Benefits. The OFFICER shall receive the Enhanced Retirement Benefits described in Section III(B) of this Agreement, except that such benefits shall not commence until the second anniversary of the effective date of termination.

          5. Additional Benefit. If any portion of any payments received by the OFFICER from the COMPANY shall be subject to the tax imposed by section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor statutory provision ("Excess Parachute Payments"), the COMPANY shall pay to the OFFICER such additional amounts as are necessary so that, after taking into account any tax imposed by Section 4999 or any successor statutory provision only on any Net Excess Parachute Payments (hereinafter defined), as well as on payments made pursuant to this sentence, the OFFICER is in the same after-tax position that he would have been in if such Section 4999 or any successor statutory provision did not apply and no payments were made pursuant to this sentence. "Net Excess Parachute Payments" shall mean that amount equal to the excess, if any, of a) all Excess Parachute Payments over b) all "parachute payments" (as that term is defined in Section 28OG of the Code) attributable to the acceleration of the right to exercise stock options (or any right to receive cash in




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     lieu thereof) under any plan of the COMPANY or any successor or person whose actions result in a Change of Control of the COMPANY.

          6. The OFFICER agrees that the benefits described in Sections III(C)(1), (2)(a), (b), (c), (3), (4) and (5) shall be contingent upon the OFFICER's execution of a written waiver and release, in a form determined by the COMPANY, by which the OFFICER will agree, on behalf of himself and his representatives, heirs, successors, agents, and all other persons who could assert a claim based on the OFFICER's relationship or dealings with the COMPANY or AmerUs or any of their subsidiaries, to waive, release, and promise never to assert any and all claims that exist or may exist against the COMPANY, AmerUs, and their respective subsidiaries, affiliates, directors, officers, employees, agents, successors, and assigns arising out of or connected with any act, omission, or event occurring in whole or in part on or before the date the OFFICER signs the waiver and release. The waiver and release will include, but will not be limited to the following:

               (a) any and all claims of wrongful discharge, breach of contract (including any claim of contractual restriction on the COMPANY's right to terminate the OFFICER's employment), breach of public policy, negligent or intentional tort, or any other theory of recovery;

               (b) any and all claims of discrimination under any federal, state, or local law prohibiting discrimination on the basis of age, race, color, sex, national origin, handicap, disability, or other protected characteristic, including, but not limited to, claims under the Age Discrimination in Employment Act of 1967 (as amended by the Older Workers Benefit Protection Act of 1990), Title VII of the

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          Civil Rights Act of 1964, the Equal Pay Act of 1963, The Americans
          With Disabilities Act, and any state or local human rights or fair employment practices law; and

               (c) any other rights, actions, causes of action, charges, suits, demands and claims in law or equity, enforceable constitutionally, statutorily, or under the common law of the United States or any of its states, territories, or subdivisions.

     The waiver and release expressly will not waive any of the OFFICER's rights or claims that may arise after the date that the OFFICER signs the waiver and release. In addition, the waiver and release expressly will not waive any of the following rights the OFFICER may have as an employee or former employee of the COMPANY:

               (x) to receive vested benefits under any benefit plan that, by its terms, specifically provides for the vesting of benefits, including any qualified retirement plans;

               (y) to convert any insurance benefits under an employee benefit plan, to the extent that the plan allows for conversion; or

               (z)  to continue health insurance coverage as provided by COBRA.

     D. Benefits upon Any Other Termination. If employment is terminated for any other reason than set forth in Section III(B) or (C), the OFFICER's compensation and other benefits set forth in this Agreement shall terminate and no severance or termination benefits shall be payable. The OFFICER shall be bound by the Covenants set forth in Section IV.

                          IV. COVENANTS BY THE OFFICER

     A. Non-Solicitation. During the two-year period beginning on the date of termination of the OFFICER's employment with the COMPANY (the "Restricted Period"), neither the OFFICER nor any Controlled Affiliate will, without the prior written consent of the Company, solicit for employment, employ in any capacity or advise or recommend to any other person that it employ or solicit for employment any person who is, on the date hereof or who hereafter becomes, prior to the termination of the OFFICER's employment with the COMPANY, a Professional Associate of the COMPANY, AmerUs or any COMPANY-Related Entity and who was employed by or under contract with such entity within twelve (12) months before the time of such solicitation, employment, advice or recommendation. A "Professional Associate" is any person or entity who is an officer, executive, manager or agent of the Company, AmerUs or any COMPANY-Related Entity. A "COMPANY-Related Entity" means all subsidiaries and affiliates of the COMPANY and of AmerUs, together with allied marketing organizations, insurance sales general agents, brokers, agents and agencies, joint venture partners and other allied organizations. During the Restricted Period, the OFFICER shall not initiate or facilitate the employment of any Professional Associate by any other person, it being understood that this means that the OFFICER shall have no contact regarding such employment with any Professional Associate so employed prior to such employment and that the OFFICER shall not suggest or otherwise indicate to any other person that such person should approach or otherwise contact such Professional Associate. As used in this Agreement, "Controlled Affiliate" means any company, partnership, firm or other entity as to which the OFFICER possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise. For purposes of this
Section IV(A), the terms "employ" and "employment" include any relationship under which services are provided in return for compensation. Notwithstanding the foregoing, this Section IV(A) will not apply if the OFFICER's employment is terminated by the COMPANY without Cause and the OFFICER is not entitled to receive any severance benefits.

     B. Confidential Information. The OFFICER acknowledges that, through the OFFICER's status with the COMPANY, the OFFICER has, and will have, possession of important, confidential information and knowledge as to the COMPANY's and AmerUs' business, including, but not limited to, knowledge of marketing and operating strategies, franchise agreements, financial results and projections, future plans, the provisions of important contracts entered into by the COMPANY or AmerUs, and possible acquisitions. The OFFICER agrees that such knowledge and information constitute a vital part of the business of the COMPANY and AmerUs and are by their nature trade secrets and confidential information (collectively "Confidential Information"). The OFFICER agrees that he shall not, so long as the COMPANY or AmerUs or a successor thereto remains in existence, divulge, communicate, furnish or make accessible (whether orally or in writing or books, articles or any other medium) to any individual, firm, partnership or corporation any knowledge and information with respect to Confidential Information directly or indirectly useful in any aspect of the business of the COMPANY or AmerUs; provided, however, that such Confidential Information may be disclosed by the OFFICER pursuant to judicial process, provided that the OFFICER shall give the COMPANY prompt notice of any such required disclosure and shall cooperate with the COMPANY, at its option and its expense, in resisting such disclosure. As used in the preceding sentences, "Confidential Information" shall not include any knowledge or information which:

          1. is or becomes available to others, other than as a result of breach by the OFFICER of this Section IV;

          2. was available to the OFFICER on a nonconfidential basis prior to its disclosure to the OFFICER through the OFFICER's status as an OFFICER of the COMPANY; or

          3. becomes available to the OFFICER on a nonconfidential basis from a third party (other than the COMPANY or its representatives) who is not bound by any confidentiality obligation to the COMPANY.

     C. No Competition. Except as otherwise provided in this Section IV(C), during the Restricted Period, neither the OFFICER nor any of his Controlled Affiliates will render any services within the United States, directly or indirectly, as an employee, officer, consultant, or in any other capacity, to any individual, firm, corporation or partnership engaged in activities competitive with any activities in which the COMPANY or its subsidiaries or affiliates are engaged. During the Restricted Period, the OFFICER shall not, without the prior written consent of the COMPANY, hold any equity interest in any firm, partnership, or corporation that competes with the COMPANY, except that beneficial ownership by the OFFICER (together with any one or more members of the OFFICER's immediate family and together with any entity under the OFFICER's direct or indirect control) of less than 1% of the outstanding shares of capital stock of any corporation that may be engaged in any of the same lines of business as the COMPANY, which stock is listed on a national securities exchange or publicly traded in the over-the-counter market, shall not constitute a breach of the covenants set forth in this Section IV(C). Notwithstanding the foregoing, (1) this Section IV(C) will not apply if the OFFICER's employment with the COMPANY is terminated by the COMPANY without Cause or by the OFFICER for Good Reason; and (2) in any event, this Section IV(C) will not apply after the Closing.

     D. Remedy for Breach. The OFFICER agrees that the provisions of Section IV may not be adequately enforced by an action for damages and that, in the event of a breach thereof by the OFFICER, the COMPANY shall be entitled to apply for and obtain injunctive relief in any court of competent jurisdiction to restrain the breach or threatened breach of such violation or otherwise to enforce specifically such provisions against such violation.

                                V. MISCELLANEOUS

     A. Modifications. No provisions of this Agreement may be amended, supplemented, modified, canceled, or discharged unless such amendment, supplement, modification, cancellation or discharge is agreed to in a writing signed by the OFFICER and a duly authorized officer of the COMPANY (other than the OFFICER), and no provisions hereof may be waived except in writing so signed by or on behalf of the party granting such waiver. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Indiana regardless of its place of execution or performance.

     B. Binding Agreement. This Agreement and all rights and obligations of the parties hereunder shall inure to the benefit of and be binding upon the parties' respective personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees, successors and assigns. The OFFICER shall not have any right to assign this Agreement or any rights arising hereunder.

     C. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three (3) arbitrators in Indiana in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that the COMPANY shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of
Section IV and the OFFICER hereby consents that such restraining order or injunction may be granted without the necessity of the COMPANY posting any bond. The expense of such arbitration shall be borne by the COMPANY.

     D. Severability. No provision of this Agreement that is held to be unenforceable shall in any way invalidate any other provisions of this Agreement, all of which shall remain in full force and effect.

     E. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

     If to the COMPANY:                      Chairman, Executive Committee
                                               of the Board of Directors
                                             Indianapolis Life Insurance Company
                                             2960 North Meridian Street
                                             Indianapolis, Indiana  46208


     and, after the closing, a copy to:      Victor N. Daley
                                             Senior Vice President
                                             American Mutual Holding Company
                                             699 Walnut Street
                                             Des Moines, Iowa  50309-3948

     If to the OFFICER:                      Larry R. Prible
                                             12443 Pebblepointe Pass
                                             Carmel, Indiana  46032
or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notice of changes of address shall be effective only upon receipt.

     F. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written by any officer, employee or representative of any party hereto, and any prior agreement of the parties hereto in respect of the subject matter contained herein.

INDIANAPOLIS LIFE
  INSURANCE COMPANY                               THE OFFICER


BY:  /s/ Gene E. Sease                            /s/ Larry R. Prible
   ------------------------------------           -----------------------------
                                                  Larry R. Prible
NAME:  Gene E. Sease
      ---------------------------------

TITLE: Chairman, Executive Committee
      ---------------------------------

                                  ATTACHMENT A



                                  ATTACHMENT A

       OUTLINE FOR POST AFFILIATION INTEGRATION, OPERATION AND LEADERSHIP

1.   General principles:

     -    merger of businesses and organizations, not an acquisition
     - post closing focus on strengths of each organization by blending together the best critical competencies of each and applying a best practices approach
     - cost savings are important in order to get the benefits of increased scale; also important is that the "pain" of cost savings and future growth are shared by both organizations
     - holding company model; with decentralized, semi-autonomous business units
     -    create "one company" and avoid an "us versus them" mentality
     - emphasis on leadership and on articulating overall corporate strategies and visions

2. Business operations / programs to be headquartered, focused or located in, or managed from, the following locations:

     a.   Indianapolis:
          -    PPGA and other non-career distribution management & strategy
          - niche / interest sensitive whole life products product development and manufacturing
          -    term products
          -    private label business
          - development of enterprise wide "customer care model", with IT support

     b.   Des Moines:
          -    corporate headquarters
          -    holding company operations and services
          - consolidated financial / "Wall Street" relationships / rating agency relationships
          -    investor relations
          -    public company compliance and reporting
          -    investments
          -    asset and liability management
          -    participating whole life products and UL products
          -    career, PPGA and ongoing alternative distribution
          - human resources & administration of company wide benefit and welfare plans (with "on-site" personnel, similar to present AmerUs structure)
          - IT (with "on-site" personnel, similar to present AmerUs structure)

          - legal & general counsel (with "on-site" personnel, similar to present AmerUs structure)

     c.   Topeka:

          - continuing annuity operations, distribution and product development
          - IL Annuity operations, distribution and product development moved to Topeka

     d.   Woodbury:

          -    Banker's present business operations
          -    New York business
          - ongoing UL operations, distribution and product development and private label

3.   Management structure and corporate leadership roles:
     - must correspond with item 2 above; key management roles to be filled from both organizations (details to be developed mutually by CEOs)
     - cross reporting: some Indianapolis Life managers will report to AmerUs managers; some AmerUs managers will report to Indianapolis Life managers (details to be developed mutually by CEOs)
     - Indianapolis Life CEO to be President and CEO of "Indianapolis Group" and to report directly to AmerUs CEO
     - strong, high level strategic leadership role for Indianapolis Life CEO in whole organization, not just Indianapolis; specific duties to include:
          -    contribute to strategic leadership for combined organization
          - management of distribution initiatives at Indianapolis Life (as discussed by CEOs)
          - head the variable operations for the combined enterprise, including AmerUs' AVLIC relationship
          -    head the company wide efforts on the "customer care" model
          - continuation of private label leadership o lead the integration and cost reduction task force
          - build the appropriate e-business structure for the combined enterprise
     - management and key employee employment arrangements to assure success of integration and long-term strategies (retention and incentive agreements)

4.   Board seat arrangements:
     - Indianapolis Life board members, including Indianapolis Life CEO, to join AmerUs board, with overall composition in rough proportion to shares distributed to Indianapolis Life policyholders (individuals to be discussed and agreed upon by CEOs)
     - continued presence of Indianapolis Life board members on Indianapolis Life board, with overall composition in reverse proportion to AmerUs board (individuals to be discussed and agreed upon by CEOs)

     -    Indianapolis CEO to join AmerUs board as Vice Chairman

5.   Special Indianapolis commitments:
     -    continuation of Indianapolis Life name and brand
     - continuation of Indianapolis presence, with employment at or near historical levels (but subject to enterprise wide reductions contemplated by the transaction)
     - continuation of prominent historical role in community involvement and sponsorships, under leadership of Indianapolis Life CEO
     -    continuation of corporate giving at or above current levels
     - where there are redundancies, every effort will be made to handle any job elimination through retirement, attrition, buyouts and reassignment of existing employees and to avoid involuntary terminations, and associates affected by any functional realignments will be offered new positions and choices, if possible

6.   Other arrangements and principles:
     - expense savings commitments by both Indianapolis Life and AmerUs, under plans to be mutually developed by teams appointed by CEOs; process to begin upon signing so that plans are developed and approved before closing
     - plans to implement the items under 2 and 3, including post-affiliation roles of the two management teams, to be mutually developed by teams appointed by CEOs; process to begin upon signing so that plans are developed and approved before closing
     - post closing job reductions from AmerUs and Indianapolis Life organizations to be shared roughly proportionately by those organizations subject to business needs
     - continuation of decentralization for HR, financial, actuarial, legal and IT

The product lines, distribution systems and other operations of the combined companies will need to be rationalized over time to meet the competitive demands of the marketplace, to achieve the economies inherent in the Strategic Reorganization/Combination and to create value for all shareholders.